Exhibit 10.3

Execution Version

August 21, 2015

Advanced Drainage Systems, Inc.

4640 Trueman Blvd.

Hilliard, OH 43026

Re:	Amendment No. 8 and Limited Waiver to Amended and Restated Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Private Shelf Agreement, dated as of September 24, 2010, as amended by that certain Amendment No. 1 to Amended and Restated Private Shelf Agreement dated December 12, 2011, Limited Waiver and Amendment No. 2 to Amended and Restated Private Shelf Agreement dated March 9, 2012, Amendment No. 3 to Amended and Restated Private Shelf Agreement dated March 30, 2012, Amendment No. 4 to Amended and Restated Private Shelf Agreement dated April 26, 2013, Amendment No. 5 to Amended and Restated Private Shelf Agreement dated June 12, 2013, including the Supplement thereto dated June 24, 2013, Amendment No. 6 to Amended and Restated Private Shelf Agreement dated September 23, 2013 and Amendment No. 7 to Amended and Restated Private Shelf Agreement dated December 31, 2013 (as so amended, the “Note Agreement”), between Advanced Drainage Systems, Inc., a Delaware corporation (the “Company”), on one hand, and Prudential Investment Management, Inc. (“Prudential”) and each other Prudential Affiliate as therein defined which becomes bound by certain provisions thereof as therein provided, on the other hand. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement.

The Company has requested that Prudential and the holders of the Notes agree to the amendments and limited waiver to the Note Agreement as more particularly described below. Prudential and the holders of the Notes executing this letter are willing to agree to such requests on the terms and conditions set forth herein.

Accordingly, and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree as follows:

SECTION 1. Amendments. From and after the Effective Date (as defined in Section 4 hereof), the parties hereto agree that the Note Agreement is amended as follows:

1.1. Paragraph 10B of the Note Agreement is hereby amended by inserting or amending and restating, as the case may be, the following definitions:

“Aircraft Leases” shall mean those equipment leases entered into by the Transaction Parties with respect to corporate aircraft previously characterized as operating leases on the Transaction Parties’ financial statements and which will be characterized as capital leases for purposes of the Company’s March 31, 2015 financial statements and subsequent financial statements.

“Collateral” shall mean the collateral in which a Lien is granted to the Collateral Agent under any of the (i) Security Agreement or (ii) Pledge Agreement, which shall in any event not include: (w) equity interests in Domestic Subsidiaries which are Foreign Holding Companies, (x) any assets not located in the United States (other than assets which Liens against can be perfected against by the filing of a UCC financing statement), (y) any assets owned by a Foreign Subsidiary, and (z) any right, title and interest of any Transaction Parties or Subsidiaries of the Transaction Parties in any fee or leasehold interest in real property.

“Fixed Charge Coverage Ratio” shall mean for any period of determination, the ratio of (a) Consolidated EBITDAE for such period of determination, minus the amount of payments in cash made during such period of determination with respect to Non-Financed Capital Expenditures, minus cash income taxes paid during such period of determination, to (b) Fixed Charges for such period of determination. For the avoidance of doubt, any make-whole payment or yield maintenance payment required in connection with the prepayment of the Notes or any other Indebtedness after the initial Closing Day shall be included in the denominator of the foregoing ratio as a component of cash interest expense.

“Fixed Charges” shall mean for any period of determination the sum of (i) cash interest expense, plus (ii) scheduled principal payments on Indebtedness, plus (iii) such portion of Capital Distributions pursuant to the ESOP exceeding $10,000,000 during any fiscal year (excluding the Capital Distributions with respect to the ESOP Dividends on Unallocated Shares), in each case of the Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP. In connection with the Transaction Parties’ financial statements characterizing the Fleet Leases and Aircraft Leases as capital leases, for purposes of this Agreement, the calculation of Fixed Charges resulting from such characterization shall only apply to the Fixed Charge Coverage Ratio as calculated at the end of the fiscal year ended March 31, 2015 and at the end of each fiscal quarter thereafter.

“Fleet Leases” shall mean each of the equipment leases entered into by Transaction Parties with respect to leased trucks, trailers, cars, forklifts, and other rolling stock previously characterized as operating leases on the Transaction Parties’ financial statements and which will be characterized as capital leases for purposes of the Company’s March 31, 2015 financial statements and subsequent financial statements.

“Indebtedness” shall mean, as to any Person at any time, without duplication, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including, for purposes of this definition, trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness), or (vi) any Guaranty of Indebtedness for borrowed money.

“Leverage Ratio” shall mean ratio of consolidated total Indebtedness of the Company and its Subsidiaries (excluding (i) any Indebtedness arising from reimbursement obligations (contingent or otherwise) under standby letters of credit in an aggregate amount not exceeding $10,000,000 and (ii) obligations with respect to interest rate swaps, fuel hedges and other commodity hedging arrangements and related marked-to-market liabilities, but including termination obligations arising by reason of the termination or close out of such interest rate swaps, fuel hedges and other commodity hedge arrangements the value of which being determined as of such time of such termination or close out in accordance with the terms of such agreements) to Consolidated EBITDAE, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended. In connection with the Transaction Parties’ financial statements characterizing the Fleet Leases and Aircraft Leases as capital leases, for purposes of this Agreement the calculation of the Leverage Ratio resulting from such characterization shall only apply to the Leverage Ratio as calculated at the fiscal year ended March 31, 2015 and at the end of each fiscal quarter thereafter. For the purposes of paragraph 5M of the Note Agreement only, the Leverage Ratio for the fiscal quarters ended on or before June 30, 2015 (but not any fiscal period ending thereafter) shall be calculated by characterizing the Fleet Leases and the Aircraft Leases as operating leases provided that such characterization shall only apply to the fiscal quarters ended on March 31, 2015 and June 30, 2015 if the holders of the Notes receive an Officer’s Certificate no later than September 28, 2015 demonstrating (with computations in reasonable detail) that such Leverage Ratios did not exceed 3.00 to 1.00.

“Non-Financed Capital Expenditures” shall mean Capital Expenditures which are purchased by the Company and its Subsidiaries with available cash and which are not paid for or financed through capital leases, purchase money financing, installment purchase financing or with the proceeds of the Revolving Credit Loans (as defined in the Credit Agreement).

1.2. Clause (viii) of the definition of “Permitted Liens” in Paragraph 10B of the Note Agreement is hereby amended to delete the reference to “$50,000,000” contained therein and insert “$100,000,000” in lieu thereof,

1.3. Paragraph 10C of the Note Agreement is hereby amended and restated in its entirety to read as follows:

“10C. Accounting and Legal Principles, Terms and Determinations. All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the

United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited consolidated financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in paragraph 6A or would affect the Company or its Subsidiaries’ compliance with the negative covenant set forth in paragraph 6C, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants or other negative covenant in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Company’s financial statements at that time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced. Notwithstanding the foregoing or any other provision of this Agreement providing for any amount to be determined in accordance with generally accepted accounting principles, for all purposes of this Agreement the outstanding principal amount of any Indebtedness shall be equal to the actual outstanding principal amount thereof irrespective of the amount that might otherwise be accounted for under generally accepted accounting principles as the amount of the liability of the Company or any Subsidiary with respect thereto, and any determination of the net income (or net loss), equity or assets of the Company shall not take into account any effect of marking any such outstanding Indebtedness of the Company or any Subsidiary to market value.”

SECTION 2. Limited Waiver. Effective on the Effective Date, Prudential and the holders of the Notes party hereto hereby waive any Default or Event of Default that may exist as a result of: (i) the financial statements of the Company and its Subsidiaries and related Officer’s Certificates delivered to each Significant Holder pursuant to paragraphs 5A(i) and 5A(ii) of the Note Agreement and the penultimate sentence of paragraph 5A of the Note Agreement for all periods prior to the fiscal year ending March 31, 2015 not having been prepared in accordance with GAAP on account of the Fleet Leases and Aircraft Leases having previously been characterized as operating leases rather than capital leases, (ii) any violation of the negative covenant set forth in paragraph 6B of the Note Agreement resulting from treating Fleet Leases and Aircraft Leases as capital leases rather than capital leases for any period prior to the fiscal year ending March 31, 2015, (iii) the financial statements of the Company and its Subsidiaries delivered to each Purchaser of any Note pursuant to paragraph 8B of the Note Agreement for all periods prior to the fiscal year ending March 31, 2015 not having been prepared in accordance with GAAP on account of the Fleet Leases and Aircraft Leases having previously been characterized as operating leases rather than capital leases, (iv) any violation of the Note Agreement or any other Transaction Document resulting from the Transaction Parties’ prior delivery of Officer’s Certificates or other reports to the holders of the Notes which treated the Fleet Leases and Aircraft Leases as operating leases rather than capital leases, and (v) the occurrence of a “Liquidity Event” (as defined in the Intercreditor Agreement) due solely to the Fleet Leases and Aircraft Leases having previously been characterized as operating leases rather than capital leases. The foregoing waiver shall be limited precisely as written and shall relate solely to the Note Agreement in the manner and to the extent described herein, and nothing in this letter shall be deemed to (a) constitute a consent to or waiver of any Defaults or Events of Defaults existing under the Note Agreement or the other Transaction Documents (other than in the manner and to the extent described in the foregoing limited waiver), or (b) prejudice any right or remedy that Prudential or any holder of any Note may now have (after giving effect to the foregoing limited waiver) or may have in the future under or in connection with the Note Agreement or any other Transaction Document.

SECTION 3. Representations and Warranties. The Company represents and warrants to Prudential and each holder of a Note that (i) the execution and delivery of this letter agreement has been duly authorized by all necessary corporate action on behalf of the Company and each Guarantor, (ii) this letter agreement has been executed and delivered by a duly authorized officer of the Company and each Guarantor, (iii) the Company and each Guarantor has obtained all authorizations, consents, and approval necessary for the execution, delivery and performance of this letter agreement and such authorizations, consents and approval are in full force and effect, (iv) since March 31, 2015, no Material Adverse Effect shall have occurred with respect to the Company or any of the Guarantors and (v) after giving effect hereto (a) each representation and warranty set forth in paragraph 8 of the Note Agreement is true and correct as of the date of the execution and delivery of this letter by the Company with the same effect as if made on such date (except to the extent that such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date and except that the representation and warranty set forth in: (1) paragraph 8D shall be interpreted to be addressing only the Company and its Material Subsidiaries, (2) paragraph 8F shall be interpreted to be addressing only the Company and its Material Subsidiaries and (3) paragraph 8Q shall be interpreted to be addressing only the Company and the Guarantors), (b) no Event of Default or Default exists and (c) neither the Company nor any Subsidiary has paid or agreed to pay, and the Company and its Subsidiaries will not pay or agree to pay, any other fees or other consideration to the Bank Agent, any Bank or any lender under the Mexicana Credit Agreement (other than the legal fees paid to counsel for the Banks, Bank Agent and such lenders) for or with respect to the amendments or waivers to the Credit Agreement or the Mexicana Credit Agreement referred to in Section 4.2 below.

SECTION 4. Conditions Precedent. The amendments in Section 1 and the limited waiver in Section 2 of this letter agreement shall become effective on the date (the “Effective Date”) that each of the following conditions has been satisfied:

4.1. Documents. Prudential and each holder of a Note shall have received counterparts of this letter agreement executed by Prudential, the Required Holder(s), the Company and each Guarantor.

4.2. Credit Agreement and Mexicana Credit Agreement. Prudential and each holder of a Note shall have received an executed copy of an amendment and waiver to each of (a) the

Credit Agreement and (b) the Mexicana Credit Agreement, each in form and substance consistent with the terms set forth herein and satisfactory to Prudential and the Required Holder(s).

4.3 Representations. All statements set forth in Section 3 shall be true and correct as of the Effective Date, except to the extent that any such statement expressly relates to an earlier date (in which case such statement was true and correct on and as of such earlier date).

4.4. Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this letter agreement shall be satisfactory to Prudential and each holder of a Note and its counsel, and Prudential and each holder of a Note shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

SECTION 5. Reference to and Effect on Note Agreement; Ratification of Note Agreement. Upon the effectiveness of the amendments and limited waiver to the Note Agreement made in this letter agreement, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this letter. Except as specifically set forth in Sections 1 and 2 hereof, the Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. Except as specifically stated in this letter, the execution, delivery and effectiveness of this letter shall not (a) amend the Note Agreement or any Note, (b) operate as a waiver of any right, power or remedy of any holder of a Note, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement or Note at any time. Nothing contained in this letter agreement shall be construed as a course of dealing or other implication that Prudential and any holder of a Note has agreed to or is prepared to grant any consents or agree to any amendments to the Note Agreement or any Note in the future, whether or not under similar circumstances.

SECTION 6. Expenses. The Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by Prudential or any holder of a Note, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by Prudential or such holder of a Note in connection with this letter agreement or the transactions contemplated hereby, in enforcing any rights under this letter agreement, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter agreement or the transactions contemplated hereby. The obligations of Company under this Section 6 shall survive transfer by any holder of a Note of any Note and payment of any Note.

SECTION 7. Governing Law. THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

SECTION 8. Reaffirmation. Each Guarantor hereby consents to the foregoing amendments and limited waiver to the Note Agreement and hereby ratifies and reaffirms all of their payment and performance obligations, contingent or otherwise, under the Guaranty Agreement after giving effect to such amendments and limited waiver. Each Guarantor hereby acknowledges that, notwithstanding the foregoing amendments and limited waiver, that the Guaranty Agreement remains in full force and effect and is hereby ratified and confirmed. Without limiting the generality of the foregoing, each Guarantor agrees and confirms that the Guaranty Agreement continues to guaranty the Guarantied Obligations (as defined in the Guaranty Agreement) arising under or in connection with the Note Agreement or any of the Shelf Notes, as the same are amended by this letter agreement.

SECTION 9. Counterparts; Section Titles. This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this letter by facsimile shall be effective as delivery of a manually executed counterpart of this letter. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[Signature Pages Follow]

Very Truly Yours,

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:	/s/ David Quackenbush
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ David Quackenbush
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

By:	/s/ David Quackenbush
Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ David Quackenbush
Vice President

AMENDMENT NO. 8 AND LIMITED WAIVER TO AMENDED AND RESTATED PRIVATE SHELF AGREEMENT

Accepted and Agreed:

COMPANY:

ADVANCED DRAINAGE SYSTEMS, INC.

By:	/s/ Mark B. Sturgeon
Name:	Mark B. Sturgeon
Title:	Secretary and Treasurer

GUARANTORS:

STORMTECH LLC
HANCOR HOLDING CORPORATION

By:	/s/ Mark B. Sturgeon
Name:	Mark B. Sturgeon
Title:	Secretary and Treasurer

AMENDMENT NO. 8 AND LIMITED WAIVER TO AMENDED AND RESTATED PRIVATE SHELF AGREEMENT